Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of September 20, 2018 (the “Effective Date”), between GreenBox POS LLC, a Washington Limited Liability Company with a principal place of business located at 2305 Historic Decatur Road, Suite 100, San Diego, CA 92106 (the “Seller”) and GreenBox POS LLC, a Nevada Corporation with a principal place of business located at 2305 Historic Decatur Road, Suite 100, San Diego, CA 92106 (the "Buyer"). The Buyer and Seller are referred to collectively herein as the "Parties."

WHEREAS, this Agreement contemplates a transaction previously effected by and between the Buyer and Seller, in which the Buyer purchased substantially all of the assets of the Seller in return for the assumption of substantially all the liabilities of the Seller, as described in this Agreement.

NOW, THEREFORE, in consideration of the premises and actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which being herein acknowledged, the Parties agree as follows:

1.

SALE OF BUSINESS. Sellers shall sell, assign, and deliver, free and clear of any security interests, to Buyer and Buyer shall purchase and accept substantially all of the assets owned by Seller, (the “Assets”). The list of specific assets to be purchased is attached hereto as Exhibit A and shall exclude certain assets listed in Schedule 1 – Excluded Assets and Liabilities. This being subject to reconsideration at a later time. The date on which such sale, assignment, or delivery shall be effective (the “Closing Date”) shall be within thirty (30) days of the date of this Agreement. At the Closing, the parties will execute and deliver such instruments of assignment and conveyance as shall be reasonably necessary to assign and transfer the assets to Buyer, including but not limited to a Bill of Sale, Assignments of Patents, and other similar documents

2.

CONSIDERATION. In consideration of the sale of the Assets under this Agreement, the Buyer shall assume and accept, on the effective date, certain liabilities of the Seller which are to be compiled pursuant to this Agreement. A specific list of the assets is attached hereto as Exhibit B. Exhibit B shall exclude certain liabilities listed under Schedule 1 – Excluded Assets and Liabilities. This being subject to reconsideration at a later time.

3.

ALLOCATION. The parties shall agree on an allocation of the Purchase Price to the different Acquired Assets for U.S. Tax (as defined below) purposes (the "Allocation Statements") prior to the Closing Date. The parties shall each file all income, franchise and other Tax Returns (as defined below) and execute such other documents as may be required by any governmental authority, in a manner consistent with the Allocation Statements. The

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Buyer shall prepare the Allocation Statements and any Forms 8594 in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the "Code") and other applicable legal requirements. The Parties agree to file the Form or Forms 8594 with each relevant taxing authority and to refrain from taking any position inconsistent with such Form or Forms or the agreed Allocation Statements. At the Closing, the parties will execute and deliver such instruments of assignment and conveyance as shall be reasonably necessary for Buyer to assume the liabilities, including but not limited to an Assumption of Liabilities agreement and other similar documents.

4.	REPRESENTATIONS OF SELLERS. The Seller represents, warrants, and agrees:

4.1.

Authority. The execution and the delivery of this Agreement by the Seller, and the consummation of the transactions contemplated by this Agreement have been duly authorized by its Members. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights, or other contracts or commitments that require the Seller to issue, sell, or otherwise cause to become outstanding any of its equity interests. The Seller has full power and authority to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by him or her, and all authorizations and consents necessary for the execution and delivery of this Agreement by him or her have been given.

4.2.

No Conflict. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Sections 1 and 2 above), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or a Shareholder is subject or any provision of the charter or bylaws of the Seller.

5.	MISCELLANEOUS.

5.1.

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (either of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

5.2.

Venue. The Parties hereto agree that the exclusive venue for any action hereunder shall be the state and federal courts located in San Diego County, California. Each Party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the

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defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties hereto further agree, to the extent permitted by law that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

5.3.

Binding Arbitration. The Parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this Agreement or otherwise, and any claim or dispute related to this Agreement or the relationship or duties contemplated under this contract, including the validity of this arbitration clause, shall be resolved by binding arbitration by the American Arbitration Association, under the Commercial Arbitration Rules then in effect. The Parties agree to keep the terms of any agreement strictly confidential. This Agreement shall be interpreted under the Federal Arbitration Act. The arbitration shall be held in San Diego, California.

5.4.

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.5.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.6.

Construction. Nothing in the Exhibits or Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Exhibits or Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. This Agreement was prepared and negotiated by the Parties to this Agreement and all provisions hereof shall be construed without prejudice to any Party.

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GREENBOX POS LLC (WA LIMITED LIABILITY COMPANY):

___________________________________________

Fredi Nisan

___________________________________________

Ben Errez

GREENBOX POS LLC (NV CORPORATION)

___________________________________________

Fredi Nisan

___________________________________________

Ben Errez

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EXHIBIT A

ASSETS OF GREEN BOX POS, LLC – A Washington Limited Liability Company

1.	Provisional Patents:

a.	Application Number: 62595266 Title: BLOCKCHAIN ESCROW FOR AUTOMATED TELLER MACHINE (ATM) Description: The ability to instantly display cash deposited in ATM machines on a Blockchain secured ledger.

b.

Application Number: 62595312

Title: BLOCKCHAIN ESCROW PAYMENT APPLICATION

Description: The ability to exchange control of encrypted keys on Blockchain without any party having control of both keys at any point.

c.

Application Number: 62595439

Title: BLOCKCHAIN DELIVERY SERVICE WITH INSTANT PAYMENT APPLICATION

Description: The ability to make instant payments, including tipping and upsales, in a remote settlement scenario, while being connected to the point-of-sale system and real time inventory management.

d.

Application Number: 62595501

Title: BLOCKCHAIN POINT OF SALE SYSTEM WITH INSTANT PAYMENT APPLICATION

Description: The ability of a point of sale system to instantly record transactions on a Blockchain secured ledger, with real time inventory management, in such way that no installation or data maintenance is required and recovery from catastrophic events is done nearly instantly.

e.

Application Number: 62597032

Title: BLOCKCHAIN DATA TRUST WITH INSTANT REVOCATION CAPABILITY

Description: The ability to revoke access to personal data after the authorized use of it is completed, so that identity theft and compromising personal data are minimized.

2.	Products and Any Associated IP Rights

a.

KIOSK: Blockchain implementation of equipment capable of accepting cash and converting (tokenizing) it to an encrypted Blockchain secured ledger entry instantly. The Machine is also capable of accepting debit and credit card payments and producing payment cards for use in GreenBox ecosystem. GreenBox owns both software and hardware development of this product.

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b.	DEL: Complete delivery system with dispatcher backend and mobile applications for driver and consumer, available for iOS and Android. GreenBox own all related software for this product.

c.

POS: Complete point-of-sale system with integrated Blockchain connectivity for inventory management, payment, and record keeping on secured Blockchain ledger. This system requires no installation, backup or restore functionality and recovers from catastrophic events nearly instantly. This system is also available with customized hardware. GreenBox owns both software and hardware development of this product.

d.

PAY: GreenBox core product. This system is capable of managing any amount of tokenized assets, including cash and data, on a secured Blockchain ledger. All patented technology from GreenBox is connected to this product. PAY is a combination of a settlement and transactional subsystems, and includes TrustKey, TrustGateway and Ledger Manager technologies operating over Blockchain substrate. GreenBox owns both software and hardware development of this product.

3.

Website – All title and interest in and to the Website and Internet Domain Name, greenboxpos.com and all of its respective contents (the "Website "), and any other rights associated with the Website , including, without limitation , any intellectual property rights , all related domains , logos , customer lists and agreements , email lists, passwords, usernames and trade names; and all of the related social media accounts including but not limited to, Instagram , Twitter , Facebook , Instagram, and Pinterest at closing and associated other rights.

4.

Services Agreements. All of sellers current and future point of sale agreements, payment gateway agreements, and services agreements and contracts including but not limited to Merchant, Payment Services, Payment Processing, Agent, and Referral, agreements and contracts.

5.	Locations and Subsidiaries

a.

GreenBox Canada: Wholly owned federally registered subsidiary company with an office in Vancouver, British Columbia, Canada. This office location has all products and equipment described earlier installed in it and available for customer engagement.

b.

GreenBox San Diego: Corporate headquarters are in San Diego, California. Home base for all corporate executives, accounting, development and architecture, level 2 customer service, demo lab, public relations and department heads.

c.	GreenBox Seattle: Corporate regional virtual office.

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d.	GreenBox Las Vegas: Corporate shared office space and customer service hub.

6.	Any and all rights to the Sky MIDS Assets that are pending final acquisition including but not limited to:

a.	Book of Business: Sky entire book of business, capable of processing over $1B annually, primarily through the PAY product line.

b.	Personnel: Sky former president transitioned into the Senior Vice President, payment systems position with GRBX.

c.	Agent network: Sky’s network of agents includes approximately 50 active agents, which now deliver new business to GRBX exclusively.

d.

IP assets: Sky’s development software products, including CRM system pertaining to onboarding and relations management with merchants, and custom payment security features, are now wholly owned by GRBX.

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EXHIBIT B

Liabilities of GreenBox POS, LLC – A Washington Corporation

Any and all liabilities incurred pursuant to regular business operations, which, as of this date is $309,472.61

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